Exhibit 99.1

Contacts: Melissa A. Waterhouse Chief Executive Officer (800) 227-1243, Ext 107

FOR IMMEDIATE RELEASE:

ABMC REPORTS THIRD QUARTER 2019 RESULTS

Kinderhook, N.Y., November 14, 2019 – American Bio Medica Corporation (OTCPK: ABMC) today announced financial results for the three and nine months ended September 30, 2019.

Chief Executive Officer Melissa A. Waterhouse stated, “Sales in the third quarter of 2019 increased slightly when compared to the third quarter of 2018. This is primarily due to increased contract business; an area we previously indicated would positively impact sales in the second half of 2019.”

Waterhouse added, “Operating expenses are down once again due to our concerted efforts to control expenditures. This, along with increased sales, enabled us to decrease our operating loss and our net loss in the third quarter of 2019 when compared to the third quarter of 2018. From a liability perspective, we are currently in discussions to extend and/or refinance our debt that matures in 2020. Looking forward, we are hopeful that orders from new customers and potential new business currently in our pipeline will enable us to continue reporting increased sales and improved results from operations in the fourth quarter of 2019.”

Financial Highlights

● Net sales in the third quarter of 2019 were $895,000, compared to net sales of $878,000 in the third quarter of 2018, an increase of $17,000, or 1.9%. Net sales in the nine months ended September 30, 2019 were $2,775,000, compared to net sales of $2,988,000 in the nine months ended September 30, 2018, a decrease of $213,000, or 7.1%.

● Operating loss was $81,000 in the third quarter of 2019, compared to an operating loss of $132,000 in the third quarter of 2018. Operating loss was $410,000 in the nine months ended September 30, 2019, compared to an operating loss of $413,000 in the nine months ended September 30, 2018.

● Net loss was $144,000, or $(0.00) per share, in the third quarter of 2019, compared to net loss of $202,000, or $(0.01) per share, in the third quarter of 2018. Net loss was $440,000, or $(0.01) per share, for the nine months ended September 30, 2019, compared to net loss of $615,000, or $(0.02) per share, in the nine months ended September 30, 2018.

For more information on ABMC or its drug testing products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation manufactures and markets accurate, cost-effective immunoassay test kits, primarily point of collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC’s Rapid Drug Screen®, Rapid ONE®, RDS® InCup®, Rapid TOX® and Rapid TOX Cup® II test for the presence or absence of drugs of abuse in urine, while OralStat® tests for the presence or absence of drugs of abuse in oral fluids. ABMC’s Rapid Reader® is a compact, portable device that, when connected to any computer, interprets the results of an ABMC drug screen, and sends the results to a data management system, enabling the test administrator to easily manage their drug testing program.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, product development, compliance with regulatory requirements, including but not limited to our ability to obtain marketing clearance on our product for our intended markets, intellectual property rights, our dependence on key personnel, third party sales and suppliers, trading in our common shares may be subject to “penny stock” rules, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled “Risk Factors” in the Company's annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

 (financial tables follow)

AMERICAN BIO MEDICA CORPORATION
Condensed Statements of Operations
(unaudited)

	For the three	For the three	For the nine	For the nine
	months ended	months ended	months ended	months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Net sales	$895,000	$878,000	$2,775,000	$2,988,000
Cost of goods sold	536,000	514,000	1,805,000	1,815,000
Gross profit	359,000	364,000	970,000	1,173,000

Operating expenses:
Research and development	23,000	20,000	62,000	64,000
Selling and marketing	131,000	125,000	350,000	435,000
General and administrative	286,000	351,000	968,000	1,087,000
Total operating expenses	440,000	496,000	1,380,000	1,586,000

Operating loss	(81,000)	(132,000)	(410,000)	(413,000)

Other income / (expense)	(63,000)	(70,000)	(28,000)	(200,000)

Net loss before tax	(144,000)	(202,000)	(438,000)	(613,000)

Income tax benefit / (expense)	0	0	(2,000)	(2,000)

Net loss	$(144,000)	$(202,000)	$(440,000)	$(615,000)

Basic & diluted loss per common share	$(0.00)	$(0.01)	$(0.01)	$(0.02)

Weighted average shares outstanding – basic and diluted	32,545,776	30,241,313	32,479,123	30,001,598

(Condensed Balance Sheets follow)

American Bio Medica Corporation
Condensed Balance Sheets

	September 30,
	2019 (unaudited)	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$15,000	$113,000
Accounts receivable, net of allowance for doubtful accounts of $34,000 at September 30, 2019 and $36,000 at December 31, 2018	492,000	452,000
Inventory, net of allowance of $286,000 at September 30, 2019 and $268,000 at December 31, 2018	890,000	1,019,000
Prepaid expenses and other current assets	24,000	29,000
Right of use asset – operating leases	12,000	0
Total current assets	1,433,000	1,613,000
Property, plant and equipment, net	663,000	718,000
Patents, net	118,000	123,000
Right of use asset – operating leases	11,000	0
Other assets	21,000	21,000
Total assets	$2,246,000	$2,475,000
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$606,000	$359,000
Accrued expenses and other current liabilities	534,000	449,000
Right of use liability – operating leases	12,000	0
Wages payable	136,000	278,000
Line of credit	431,000	502,000
Current portion of long-term debt, net of deferred finance costs	1,079,000	237,000
Total current liabilities	2,798,000	1,825,000
Long-term debt/other liabilities, net of current portion and deferred finance costs	0	796,000
Right of use liability – operating leases	11,000	0
Total liabilities	2,809,000	2,621,000
COMMITMENTS AND CONTINGENCIES
Stockholders’ Deficit:
Common stock	325,000	323,000
Additional paid-in capital	21,425,000	21,404,000
Accumulated deficit	(22,313,000)	(21,873,000)
Total stockholders’ deficit	(563,000)	(146,000)
Total liabilities and stockholders’ deficit	$2,246,000	$2,475,000
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